EXHIBIT 5

May 23, 2005

Alfa Corporation

2108 East South Boulevard

Montgomery, Alabama 36116-2105

Re:	Registration Statement on Form S-8 relating to the Alfa Corporation 2005 Amended and Restated Stock Incentive Plan

Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by Alfa Corporation, a Delaware corporation (the “Company”) in connection with the proposed issuance by the Company of shares of its common stock, par value of $1.00 per share pursuant to the Company’s 2005 Amended and Restated Stock Incentive Plan. We have also acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, of the Registration Statement on Form S-8 referred to in the caption above. In this connection we have reviewed such documents and matters of law as we have deemed relevant and necessary as a basis for the opinions expressed herein.

Upon the basis of the foregoing, we are of the opinion that:

(i) The Company is a corporation duly organized and existing under the laws of the State of Delaware;

(ii) The shares of common stock of the Company referred to above, to the extent actually issued by the Company, will, when so issued, be duly and validly authorized and issued and will be fully paid and non-assessable shares of common stock of the Company;

(iii) Under the laws of the State of Delaware, no personal liability attaches to the ownership of the shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. In consenting to the inclusion of our opinion in the Registration Statement, we do not thereby admit that we are a person whose consent is required pursuant to Section 7 of the Securities Act of 1933, as amended.

Sincerely yours,

BALCH & BINGHAM LLP

By:	/s/ Michael D. Waters
Michael D. Waters

MDW/trh